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                                                                     EXHIBIT 5.1

                     [LETTER OF MULDOON, MURPHY & FAUCETTE]

                             September 24, 1998

Board of Directors
Reliance Bancorp, Inc.
585 Stewart Avenue
Garden City, New York 11530

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $50,000,000 aggregate principal amount of Junior Subordinated Deferrable Interest Debentures, Series B (the "Debt Securities") of Reliance Bancorp, Inc., a Delaware corporation (the "Company"), $50,000,000 aggregate liquidation amount of Capital Securities, Series B (the "Exchange Capital Securities") of Reliance Capital Trust I, a business trust created under the laws of the State of Delaware (the "Issuer"), and the Exchange Guarantee with respect to the Exchange Capital Securities (the "Guarantee") to be executed and delivered by the Company for the benefit of the holders from time to time of the Exchange Capital Securities, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have also relied as to Certain Company matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         In our examination, we have assumed and have not verified (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary.

         Upon the basis of such examination, we advise you that, when:

         (i) the Registration Statement relating to the Debt Securities, the Exchange Capital Securities and the Exchange Guarantee has become effective under the Act;

         (ii) the Exchange Guarantee Agreement relating to the Exchange Guarantee with respect to the Exchange Capital Securities of the Issuer has been duly executed and delivered;

         (iii) the Debt Securities have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement; and

         (iv) The Exchange Capital Securities have been duly executed in accordance with the Amended and Restated Trust Agreement of the Issuer and issued and delivered as contemplated in the Registration Statement;

         The Debt Securities and the Exchange Guarantee relating to the Exchange Capital Securities of the Issuer will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

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Board of Directors
Reliance Bancorp, Inc.
September 24, 1998
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         We understand that you have received an opinion regarding the Exchange
Capital Securities from Richards, Layton & Finger, P.A., special Delaware counsel for the Company `and the Issuer. We are expressing no opinion with respect to the matters contained in such opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                      Very truly yours,

                                      MULDOON, MURPHY & FAUCETTE

                                      By:  /s/ Muldoon, Murphy & Fancette
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